Exhibit 99.1

FOR IMMEDIATE RELEASE

Turning Point Brands, Inc. Announces First Quarter 2019 Results

LOUISVILLE, KY. (May 1, 2019) - Turning Point Brands, Inc. (NYSE:TPB), a leading provider of Other Tobacco Products (“OTP”) and adult consumer alternatives, today announced financial results for the first quarter ended March 31, 2019.

Results at a Glance

First Quarter 2019
(Comparisons vs. same period year-ago)

✔	Net sales increased 23.9% to $91.6 million;
✔	Gross profit increased 27.2% to a record $40.5 million;
✔	Net income increased $3.5 million to $6.6 million;
✔	Adjusted EBITDA increased 17.3% to $16.1 million (see Schedule A for a reconciliation to net income);
✔	Diluted EPS of $0.33 and Adjusted Diluted EPS of $0.43 as compared to $0.15 and $0.35 in the year-ago period, respectively (see Schedule C for a reconciliation to Diluted EPS); and
✔	Other highlights from the first quarter:
o	Stoker’s MST double-digit volume gains continue with sustained store gains and elevated brand adoption;
o	Zig-Zag’s leadership position strengthens with novel new product launches including paper cones and unbleached rolling papers; and
o	NewGen net sales growth of 66.3% including Nu-X initial sales of both RipTide vaping and CBD products.

“The first quarter was a strong free cash flow quarter, driven by drawing down tariff inventory offset by working capital investments in CBD, Riptide and Nu-X assets. 2019 will be a transformative year, driven by store gains on MST, Zig-Zag new product launches and significant growth in NewGen from Nu-X gains”, said Larry Wexler, President and Chief Executive Officer.

Recent Events

TPB received $6.7 million in April 2019 related to the termination of a distribution agreement.  Net of legal costs and reserves for anticipated future returns associated with the termination, TPB expects to recognize a $5.5 million gain in the second quarter.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

On April 30, 2019, the TPB board of directors declared a quarterly dividend of $0.045 per common share. The dividend will be paid on July 12, 2019, to shareholders of record on the close of business on June 21, 2019.

Smokeless Products Segment (25% of total net sales in the quarter)

For the first quarter, Smokeless products net sales increased 8.7% to $22.5 million on the continuing double-digit volume growth of Stoker’s MST, partially offset by declining sales in chewing tobacco, largely attributable to long-term segment erosion and a continuing shift to lower price products.  In the quarter, total Smokeless segment volume increased 4.8% and price/mix advanced 3.9%.

Year-over-year industry volumes for chewing tobacco and MST1 each declined by approximately 2% in the quarter, according to MSAi.  Stoker’s shipments to retail outpaced the smokeless industry in the quarter, growing its MSAi share in both chewing tobacco and MST.  Stoker’s MST cases shipped in the quarter rose by greater than 10%, while delivering another record share in the quarter.

For the quarter, gross profit for the Smokeless segment increased 9.8% to $12.1 million.  Segment gross margin expanded 60 basis points to 53.6%.

“Stoker’s MST double-digit advances continue to be fueled by consumer adoption in existing stores and the addition of large, higher velocity chains,” said Wexler.

Smoking Products Segment (28% of total net sales in the quarter)

For the first quarter, net sales of Smoking products decreased $1.5 million to $25.5 million, attributable to delayed Canadian paper orders as a result of the previously communicated packaging regulations and to decelerating losses in the low-margin cigars business.  First quarter 2019 sales of low priority cigar products were $1.1 million versus $1.6 million in the year prior.  In the quarter, Smoking products volume declined 8.4% on Canadian paper timing and cigar erosion while price/mix increased 2.9%.

In the quarter, Zig-Zag retained its U.S. share leadership position in premium cigarette papers with the successful expansion of organic hemp rolling paper products and initial introductory shipments of paper cones and unbleached papers, while also modestly increasing share in the MYO cigar wraps category.  A broadened assortment of new Zig-Zag products are scheduled for the balance of 2019.

According to MSAi, first quarter industry volumes for U.S. cigarette papers increased low-single-digits while MYO cigar wraps decreased by mid-single-digits on year-ago pipeline and promotional volumes.

1 TPB measured industry MST volumes excluding pouch and snus products.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Smoking products gross profit for the quarter increased $0.3 million to $13.5 million with gross margin expanding 400 basis points to 52.8%.  Gross profit and gross margin in the quarter were impacted by the aforementioned Canadian order flow disruption.

Canada drove a $1.0 million year-over-year revenue headwind in the first quarter.

 “Our enhancements to the Zig-Zag portfolio are positioning the brand to benefit from the tailwinds of legal recreational cannabis,” said Wexler.

NewGen (New Generation) Products Segment (47% of total net sales in the quarter)

For the first quarter, NewGen segment net sales grew 66.3% to $43.6 million on continued VaporBeast momentum and including the IVG results, which was purchased in September 2018.

In the quarter, gross profit for the NewGen segment increased $7.3 million to a record $14.9 million.  Gross margin for the quarter expanded by 500 basis points to 34.2%, reflecting the higher margin IVG B2C business.  First quarter 2019 NewGen results include $2.0 million of tariff expense and $0.5 million of duplicative warehouse costs.

Initial shipments of Nu-X RipTide vaping products were principally concentrated in our own eco-system, as we complete our inventory build to support a broader roll-out in mid-second quarter and beyond.  Nu-X first quarter results also included initial shipments of a novel suite of new CBD products.  The Nu-X product launches open up significant terrain for TPB brand building.  RipTide is positioned to compete for the greater than $6 billion in e-cigarette related sales2 and hemp-based CBD products are sited to compete for what is already an estimated $600 million dollar segment and which is projected to grow to greater than $20 billion3 in a few short years.  In the quarter, initial introductory shipments of the Nu-X RipTide vaping systems and new CBD products delivered $0.8 million in net sales, with sales doubling month over month throughout the quarter.

VaporBeast’s key performance metrics indicate sustained progress against our goal to grow sales in the existing store base, as evidenced by increases in both order sizes and order frequency.  The inclusion of IVG’s VaporFi and DirectVapor B2C businesses also contributed to solid advances in the quarter.  As previously communicated, vapor integration synergies started in late 2018 and are expected to be completed by late third quarter 2019.  In the quarter, we closed the VaporBeast San Diego, California warehouse and consolidated operations into the Louisville, Kentucky facility.

“Having initiated Nu-X sales of both RipTide and CBD products, TPB has greatly expanded its revenue potential with promising new products”, said Wexler.  “As we move into the second quarter and beyond, we intend to leverage our B2B and B2C assets as well as our traditional salesforce to sharply broaden retail penetration and deliver high-performance products to penetrate these large and growing segments.”

2 Wells Fargo Securities e-cigarettes
3 Brightfield Group

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Other Events and Performance Measures in the First Quarter

First quarter consolidated selling, general and administrative (“SG&A”) expenses were $28.4 million compared to $22.1 million in 2018, due to the inclusion of the IVG and Vapor Supply SG&A and transaction expenses related to the IVG acquisition.

First quarter SG&A included $2.3 million of the following:
•	$0.9 million of transaction expenses including an earnout for IVG management as compared to $0.4 million a year-ago;
•	$0.5 million of severance related expenses for organizational changes as compared to $0.6 million a year earlier;
•	$0.5 million of duplicative warehouse expenses associated with consolidating VaporBeast operations into the Louisville facility; and
•	$0.4 million of introductory Nu-X product launch costs in 2019 versus $0.1 million in 2018.

Interest expense for the quarter was $3.9 million as compared to $3.7 million in the year-ago period.

Income tax expense for the quarter was $1.8 million versus $0.8 million a year earlier.

For the quarter, fully diluted weighted average shares outstanding were 20.0 million.

Capital expenditures in the first quarter 2019 totaled $0.9 million.

Total debt at March 31, 2019 was $206.9 million.  Net debt at March 31, 2019 was $205.2 million, compared to $217.4 million as of December 31, 2018, a decrease of $12.2 million.  Net debt at March 31, 2019 to rolling twelve months Adjusted EBITDA was 3.1x (see Schedule B for a reconciliation).

2019 Outlook Update

We reaffirm our guidance provided March 5, 2019.

Absent any acquisitions, the company projects 2019 base business net sales to be $370 to $385 million.  Additionally, the company anticipates that the Nu-X division will deliver an additional $10 to $20 million in net sales, bringing total TPB 2019 net sales to $380 to $405 million.  The company intends to fully reinvest Nu-X gross profit to maximize sales and market achievement. We expect to update our Nu-X guidance on a quarterly basis.

The company anticipates continued volatility in Canadian paper sales until such time as the Canadian packaging guidelines are finalized, including certain transition timelines.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Once finalized, we expect inventories to replenish to standard operating norms.  As a result of the temporary disruption, second quarter 2019 Canadian paper sales are expected to be off $2.4 million as compared to year-ago.

V2 e-cigarettes will be discontinued in mid second quarter.  V2 e-cigarette sales for the four quarters of 2018 were $1.9 million, $2.0 million, $1.8 million and $2.2 million.  The RipTide vaping products launch is expected to more than offset these sales.

The company anticipates certain SG&A expenses in 2019, including:
•	$1.6 million to support the Nu-X infrastructure, which will be heavily weighted towards the first half of 2019;
•
$1.5 million in preparation for the FDA’s PMTA pathway; $1.2 million in transaction expenses resulting from the September 2018 acquisition of IVG, primarily due to accounting requirements of earnout payments; and

•
Stock compensation and non-cash incentive expense in 2019 is projected to be $4.0 million versus $1.4 million in 2018.  The increase is attributable to the higher stock price and realigning incentives for both executive management and deep in the organization to the stock price.

Excluding the SG&A expenses described above and Nu-X operating performance, we project 2019 Adjusted EBITDA of $70 to $75 million.  This excludes the aforementioned $5.5 million gain related to a vendor payment.

The company expects the 2019 effective income tax rate to be 21-23%.

Capital expenditures for 2018 are expected to be approximately $3.0-$4.0 million, including certain investments in our MST operations with an anticipated one-year payback.

Net Sales for the second quarter 2019, including the estimated impact associated with the Canadian packaging regulations, is expected to be $90 million to $94 million.

Earnings Conference Call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 10 a.m. Wednesday, May 1, 2019.  Investment community participants should dial in ten minutes ahead of time using the toll free number 888-599-8686 (International participants should call 786-789-4797).  A live listen-only webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com).  A replay of the webcast will be available on the site three hours following the call.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA, Adjusted diluted EPS, Net Debt, Adjusted Gross Profit and Adjusted Operating Income.  A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Louisville, Kentucky-based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products and adult consumer alternatives.  TPB, through its focus brands,  Stoker’s® in Smokeless products, Zig-Zag® in Smoking products and VaporBeast® and VaporFi® in NewGen products, generates solid cash flow which it uses to finance acquisitions, increase brand support and strengthen its capital structure.  TPB does not sell cigarettes. More information about the company is available at its corporate website, www.turningpointbrands.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	uncertainty related to the regulation and taxation of our NewGen products;

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

•	our products are subject to developing and unpredictable regulation;
•	our products contain nicotine which is considered to be a highly addictive substance;
•	possible significant increases in federal, state and local municipal tobacco- and vapor-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	our amount of indebtedness;
•	the terms of our credit facilities, which may restrict our current and future operations;
•	intense competition and our ability to compete effectively;
•	uncertainty and continued evolution of markets containing our NewGen products;
•	significant product liability litigation;
•	some of our products are subject to developing and unpredictable regulations
•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarettes, vaporizer and e-liquid use;
•	requirement to maintain compliance with master settlement agreement escrow account;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	failure to manage our growth;
•	failure to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	sensitivity of end-customers to increased sales taxes and economic conditions;
•	failure to comply with certain regulations;
•	departure of key management personnel or our inability to attract and retain talent;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;
•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us;

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock; and
•	our status as a “controlled company” could make our common stock less attractive to some investors or otherwise harm our stock price.

Contact:
Robert Lavan, Senior Vice President, CFO
ir@tpbi.com  (502) 774-9238

Financial Statements Follow:

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Three Months Ended March 31,
	2019	2018
Net sales	$91,628	$73,942
Cost of sales	51,164	42,133
Gross profit	40,464	31,809
Selling, general, and administrative expenses	28,429	22,068
Operating income	12,035	9,741
Interest expense, net	3,856	3,654
Investment income	(144)	(95)
Loss on extinguishment of debt	-	2,384
Net periodic benefit income, excluding service cost	(11)	(43)
Income before income taxes	8,334	3,841
Income tax expense	1,774	809
Consolidated net income	$6,560	$3,032

Basic income per common share:
Consolidated net income	$0.34	$0.16
Diluted income per common share:
Consolidated net income	$0.33	$0.15
Weighted average common shares outstanding:
Basic	19,559,596	19,221,892
Diluted	20,045,964	19,762,194

Supplemental disclosures of statement of income information:
Excise tax expense	$4,976	$4,811
FDA fees	$134	$140

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Balance Sheet
(dollars in thousands except share data)

ASSETS	March 31, 2019	December 31, 2018
Current assets:
Cash	$1,741	$3,306
Accounts receivable, net of allowances of $47 in 2019 and $42 in 2018	4,343	2,617
Inventories	90,871	91,237
Other current assets	11,666	14,694
Total current assets	108,621	111,854
Property, plant, and equipment, net	10,942	10,589
Right of use assets	10,951	-
Deferred financing costs, net	818	870
Goodwill	145,961	145,939
Other intangible assets, net	34,979	35,339
Master Settlement Agreement (MSA) escrow deposits	31,045	30,550
Other assets	4,225	4,236
Total assets	$347,542	$339,377

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,070	$6,841
Accrued liabilities	20,419	22,925
Current portion of long-term debt	12,000	8,000
Revolving credit facility	14,000	26,000
Total current liabilities	61,489	63,766
Notes payable and long-term debt	180,900	186,715
Deferred income taxes	2,172	2,291
Postretirement benefits	3,092	3,096
Lease liabilities	9,504	-
Other long-term liabilities	1,544	886
Total liabilities	258,701	256,754

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; issued and outstanding shares - 19,576,398 at March 31, 2019, and 19,553,857 at December 31, 2018	196	196
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued and outstanding shares -0-	-	-
Additional paid-in capital	111,089	110,466
Accumulated other comprehensive loss	(2,614)	(2,536)
Accumulated deficit	(19,830)	(25,503)
Total stockholders' equity	88,841	82,623
Total liabilities and stockholders' equity	$347,542	$339,377

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows
(dollars in thousands)

	Three Months ended March 31,
	2019	2018
Cash flows from operating activities:
Consolidated net income	$6,560	$3,032
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	-	2,384
Loss on disposal of property, plant, and equipment	23	-
Depreciation expense	531	560
Amortization of other intangible assets	359	176
Amortization of deferred financing costs	237	238
Deferred income taxes	(29)	793
Stock compensation expense	466	197
Changes in operating assets and liabilities:
Accounts receivable	(1,726)	965
Inventories	366	5,237
Other current assets	2,984	(2,051)
Other assets	(427)	(23)
Accounts payable	8,229	2,955
Accrued postretirement liabilities	(9)	(14)
Accrued liabilities and other	(3,539)	(6,029)
Net cash provided by operating activities	14,025	8,420

Cash flows from investing activities:
Capital expenditures	$(886)	$(363)
Restricted cash, MSA escrow deposits	1,702	(530)
Net cash provided by (used in) investing activities	816	(893)

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows (Cont.)
(dollars in thousands)

	Three Months ended March 31,
	2019	2018
Cash flows from financing activities:
Proceeds from 2018 first lien term loan	$-	$160,000
Payments of 2018 first lien term loan	(2,000)	-
Proceeds from 2018 second lien term loan	-	40,000
Payments of 2018 revolving credit facility	(12,000)	-
Payment of dividends	(880)	-
Payments of 2017 first lien term loan	-	(140,613)
Payments of 2017 second lien term loan	-	(55,000)
Proceeds from (payments of) 2017 revolving credit facility, net	-	(8,000)
Payments of financing costs	-	(3,279)
Exercise of options	187	20
Redemption of options	(12)	-
Net cash used in financing activities	$(14,705)	$(6,872)

Net increase in cash	$136	$655

Cash, beginning of period:
Unrestricted	3,306	2,607
Restricted	2,361	4,709
Total cash at beginning of period	$5,667	$7,316

Unrestricted	$1,741	$3,792
Restricted	4,062	4,179
Total cash at end of period	$5,803	$7,971

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted diluted EPS, Net Debt, Adjusted Gross Profit and Adjusted Operating Income.  We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Adjusted EBITDA, Adjusted diluted EPS, Net Debt, Adjusted Gross Profit and Adjusted Operating Income are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and are presented to our board of directors.  We believe that EBITDA, Adjusted EBITDA, Adjusted diluted EPS, Adjusted Gross Profit and Adjusted Operating Income are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization.  We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Adjusted diluted EPS” as diluted earnings per share excluding items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Net Debt” as total debt less cash.  We define “Adjusted Gross Profit” as gross profit excluding depreciation, LIFO, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Adjusted Operating Income” as operating income excluding depreciation, amortization, LIFO, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  EBITDA, Adjusted EBITDA Adjusted diluted EPS, Adjusted Gross Profit and Adjusted Operating Income exclude significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations.  In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

In accordance with SEC rules, we have provided, in the supplemental information attached, a reconciliation of the non-GAAP measures to the next directly comparable GAAP measures.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Three Months Ended March 31,
	2019	2018
Consolidated net income	$6,560	$3,032
Add:
Interest expense, net	3,856	3,654
Loss on extinguishment of debt	-	2,384
Income tax expense	1,774	809
Depreciation expense	531	560
Amortization expense	359	175
EBITDA	$13,080	$10,614
Components of Adjusted EBITDA
LIFO adjustment (a)	(24)	(57)
Pension/postretirement expense (income) (b)	16	(17)
Stock options, restricted stock, and incentives expense (c)	715	197
Foreign exchange hedging (d)	(71)	46
Transactional expenses and strategic initiatives (e)	910	599
New product launch costs (f)	442	682
Product line rationalizations (g)	-	1,008
Warehouse reorganization (h)	508	-
Severance charges and organizational development (i)	496	636
Adjusted EBITDA	$16,072	$13,708

(a)  Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)  Represents our non-cash pension/postretirement expense.
(c)  Represents non-cash stock options, restricted stock and incentives expense.
(d)  Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)  Represents the fees incurred for transaction expenses and strategic initiatives.
(f)  Represents product launch costs of our new product lines.
(g) Represents costs associated with discontinued products related to product line rationalization.
(h) Represents costs associated with consolidating warehouses.
(i) Represents costs associated with departmental restructuring, including severance.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule B

Turning Point Brands, Inc.
Reconciliation of GAAP Total Debt to Net Debt
(dollars in thousands)

	March 31, 2019		December 31, 2018

Cash	$1,741		$3,306

Total Debt	$206,900		$220,715

Net Debt	$205,159		$217,409

Leverage Ratio (a)	3.1	x	3.3	x

(a) Leverage ratio is calculated by net debt / adjusted EBITDA.

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
April 1, 2018, to March 31, 2019
(dollars in thousands)

	Rolling 12 Months		1st Quarter 2019	4th Quarter 2018	3rd Quarter 2018	2nd Quarter 2018

Net income attributable to Turning Point Brands, Inc.	$28,817		$6,560	$4,984	$7,954	$9,319
Add:
Interest expense, net	15,021		3,856	4,008	3,702	3,455
Income tax expense	7,250		1,774	2,132	1,436	1,908
Depreciation expense	2,076		531	509	479	557
Amortization expense	1,190		359	449	206	176

EBITDA	$54,354		$13,080	$12,082	$13,777	$15,415
Components of Adjusted EBITDA
LIFO adjustment	91		(24)	(86)	201	-
Pension/Postretirement expense (income)	270		16	(18)	(18)	290
Stock options, restricted stock, and incentives expense	1,928		715	354	367	492
Foreign exchange hedging	(46)		(71)	1	70	(46)
Transaction expenses and strategic initiatives	4,793		910	1,727	1,126	1,030
New product launch costs	1,595		442	608	545	-
Product line rationalization	2,216		-	1,915	301	-
Warehouse reorganization	1,135		508	627	-	-
Severance charges and organizational development	638		496	-	98	44
Adjusted EBITDA	$66,974		$16,072	$17,210	$16,467	$17,225

Net Debt / 12 months ended March 31, 2019, rolling Adjusted EBITDA	3.1	x

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule C

Turning Point Brands
Reconciliation of GAAP diluted EPS to Adjusted diluted EPS
(dollars in thousands except share data)	Three Months Ended March 31,
	2019	2018
GAAP EPS	$0.33	$0.15
Loss on extinguishment of debt	-	0.10
LIFO adjustment (a)	(0.00)	(0.00)
Stock options, restricted stock, and incentives expense (b)	0.03	0.01
Transaction expenses and strategic initiatives (c)	0.03	0.02
New product launch costs (d)	0.02	0.03
Product line rationalizations (e)	-	0.04
Warehouse reorganization (f)	0.02	-
Severance charges and organizational development (g)	0.02	0.02
Impact of quarterly tax items to effective tax rate	(0.02)	(0.02)
Adjusted diluted EPS	$0.43	$0.35

(a)  Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)  Represents non-cash stock options, restricted stock and incentives expense.
(c)  Represents the fees incurred for strategic initiatives and transaction expenses.
(d)  Represents product launch costs of our new product lines.
(e) Represents costs associated with discontinued products related to product line rationalization.
(f) Represents costs associated with consolidating warehouses.
(g) Represents costs associated with departmental restructuring, including severance.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule D

Turning Point Brands, Inc.
Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and GAAP Operating Income to Adjusted Operating Income
(dollars in thousands)

	Consolidated		Smokeless		Smoking		NewGen
	1st Quarter 2019	1st Quarter 2018	1st Quarter 2019	1st Quarter 2018	1st Quarter 2019	1st Quarter 2018	1st Quarter 2019	1st Quarter 2018

Net sales	$91,628	$73,942	$22,544	$20,747	$25,519	$26,996	$43,565	$26,199

Gross profit	$40,464	$31,809	$12,073	$10,993	$13,484	$13,164	$14,907	$7,652
Adjustments:
LIFO adjustment	(24)	(57)	(24)	(57)	-	-	-	-
New product launch costs	-	551	-	40	-	304	-	207
Product line rationalizations	-	385	-	-	-	364	-	21

Adjusted gross profit	$40,440	$32,688	$12,049	$10,976	$13,484	$13,832	$14,907	$7,880

Operating income	$12,035	$9,741	$7,487	$6,805	$9,946	$9,544	$2,838	$1,010
Adjustments:
LIFO adjustment	(24)	(57)	(24)	(57)	-	-	-	-
Foreign exchange hedging	(71)	46	-		(71)	46	-	-
Transaction expenses and strategic initiatives	910	599	-	-	-	31	-	-
New product launch costs	442	682	-	40	-	365	442	277
Product line rationalizations	-	1,008	-	-	-	364	-	644
Warehouse reorganization	508	-	-	-	-	-	508	-
Severance charges and organizational development	496	635	-	-	-	-	-	-

Adjusted operating income	$14,296	$12,654	$7,463	$6,788	$9,875	$10,350	$3,788	$1,931

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238